UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): October 16, 2008

National Quality Care, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-19031 (Commission File Number)	84-1215959 (I.R.S. Employer Identification No.)

9454 Wilshire Boulevard, Penthouse 6
Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(310) 860-9936

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The description appearing under Item 3.02 of this Form 8-K is incorporated into this Item 1.01 by reference.

Item 3.02	Unregistered Sale of Equity Securities

On October 16, 2008, Robert Snukal, Chief Executive Officer, President and a director of the National Quality Care, Inc. (the “Company”), purchased 10,000,000 equity units (the “Units”) of the Company, at a purchase price equal to $0.02 per Unit, for a total purchase price of $200,000. Each Unit consisted of one share of the Company’s common stock and a warrant to purchase one half of one share of the Company’s common stock at an exercise price of $0.02 per share. The warrants are exercisable immediately and expire on the earlier of (i) October 16, 2015 or (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or other transaction as a result of which stockholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition.

Mr. Snukal paid the purchase price partly in $100,000 cash and partly in the form of a promissory note in the aggregate principal amount of $100,000. The promissory note bears interest at a rate of 2.19% per annum and matures on November 28, 2008.

The Company relied on an exemption from registration under the Securities Act of 1933, as amended (the “Act”), as set forth in Section 4(2) of the Act and Regulation D promulgated thereunder, as the issuance of the securities did not involve a public offering, the recipient acquired the securities for his own account and for investment purposes, the recipient was an “accredited investor” as the term is defined under the Act, and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts were given.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

The following Exhibits are filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Subscription Agreement dated October 16, 2008 between the Company and Robert Snukal
10.2	Warrant dated October 16, 2008 issued to Robert Snukal
10.3	Promissory Note dated October 16, 2008 issued by Robert Snukal to the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Quality Care, Inc.
(Registrant)

Date: October 22, 2008	By:	/s/ Robert Snukal
	Name:	Robert Snukal
	Title:	Chief Executive Officer & President

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